77 C.  Matters Submitted to a vote of security holders

The annual meeting of the fund's shareholders was held on June 17, 1999. The results of votes taken among shareholders on proposals are listed below:

Proposal 1
The election of Director of the Fund.

To elect Lawrence A. Fox
                        # of Shares Voted                % of Shares Outstanding
Affirmative                 9,481,592.373                             79.235%
Withheld                       26,743.872                               .223%
TOTAL                       9,508,336.245                             79.458%





Proposal 2
To ratify the selection of KPMG Peat Marwick LLP as independent accountants for the fund.
                        # of Shares Voted                % of Shares Outstanding
Affirmative                 9,481,526.862                             79.234%
Against                        12,976.569                               .109%
Abstaining                     13,832.814                               .115%
TOTAL                       9,508,336.245                             79.458%